SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of Earliest Event Reported): October 22, 2000



                            General Electric Company
             (Exact name of Registrant as specified in its charter)


New York                             1-35                        14-0689340
(State or other              (Commission File Number)         (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation)


3135 Easton Turnpike, Fairfield, Connecticut                        06431
 (Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code:         (203) 373-2211

                         Exhibit Index appears on page 4

Item 5.  Other Events.
----------------------

              On October 22, 2000, General Electric Company, a New York corporation ("GE"), and Honeywell International Inc., a Delaware corporation ("Honeywell"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a business combination between GE and Honeywell. Under the Merger Agreement, a subsidiary of GE will be merged with and into Honeywell, and Honeywell will become a wholly-owned subsidiary of GE. Upon consummation of the Merger, each outstanding share of common stock, par value $1 per share, of Honeywell will be converted into the right to receive 1.055 shares of common stock, par value $.06 per share, of GE.

              Consummation of the Merger is subject to certain conditions, including among other things, (i) approval of the Merger by the stockholders of Honeywell, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (iii) approval of the Merger by the European Commission pursuant to Council Regulation No. 4064/89 of the European Community, as amended.

              Under the termination provision contained in the Merger Agreement, Honeywell will be required to pay GE $1.35 billion (the "Fee") in the event that the Merger Agreement is terminated under certain circumstances. Honeywell will be required to pay the Fee if the Merger Agreement is terminated by either GE or Honeywell because the Merger Agreement is not approved by Honeywell's stockholders at a meeting of such stockholders, and an Acquisition Proposal has been made public with respect to Honeywell and is not withdrawn. Under the terms of the Merger Agreement, an "Acquisition Proposal" means any offer or proposal for, or indication of interest in, any (i) direct or indirect acquisition or purchase of a business or asset of Honeywell or its subsidiaries that constitutes 20% or more of the net revenues, net income or assets of Honeywell and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Honeywell or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Honeywell and its subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in a person or entity beneficially owning 20% or more of any class of equity securities of Honeywell or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Honeywell and its subsidiaries, taken as a whole or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Honeywell or any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of Honeywell and its subsidiaries, taken as a whole.

              Honeywell will also be required to pay the Fee if the Merger Agreement is terminated by GE after Honeywell's board of directors (i) either fails to recommend or withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to GE, (ii) fails to call a meeting of Honeywell's stockholders in the manner required in the Merger Agreement or (iii) recommends an Acquisition Proposal for all of the outstanding shares of common stock of Honeywell which the Honeywell board of directors concludes in good faith (A) has a reasonable likelihood of being consummated and
(B) is more favorable to the Honeywell stockholders from a financial point of view.

              The Merger Agreement provides that Honeywell will not, and will cause its subsidiaries not to, and will use its reasonable best efforts to cause its officers, directors, employees, agents and other representatives not to, directly or indirectly, solicit, initiate, encourage or facilitate (including by way of furnishing non-public information or assistance) the making of, or any inquiries with respect to, an Acquisition Proposal. The Merger Agreement allows the Honeywell board of directors to engage in discussions with, or provide information to, a person or entity making an Acquisition Proposal or to comply with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal only if, in either case, the Honeywell board of directors concludes in good faith (after receiving the advice of outside counsel) that failure to take such actions would have a reasonable probability of causing the board of directors to be in violation of its fiduciary duties. Upon receipt of any Acquisition Proposal, Honeywell must promptly notify GE and provide information relating to the Acquisition Proposal to GE.

              In connection with the Merger Agreement, Honeywell entered into a stock option agreement providing GE with the option to purchase up to 19.9% of Honeywell's common stock at a price per share equal to $55.12375. Each option issued under this stock option agreement becomes exercisable upon the occurrence of any event which would result in Honeywell being required to pay the Fee to GE. The total amount of proceeds which GE may obtain as a result of the Fee and GE's exercise of its options under this stock option agreement may not exceed $1.35 billion.

              A copy of the joint press release issued by GE and Honeywell on October 22, 2000 is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.


Item 7.  Financial Statements and Exhibits
------------------------------------------

              (c) Press Release, dated October 22, 2000, by GE and Honeywell.

                                  EXHIBIT INDEX


Exhibit
  No.            Description
----------------------------

  99.1           Press Release, dated October 22, 2000, by GE and Honeywell.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         GENERAL ELECTRIC COMPANY



Date:  October 23, 2000                     /s/ Philip D. Ameen
                                         ---------------------------------------
                                         Name:  Philip D. Ameen
                                         Title: Vice President and Comptroller